ORIGINAL

LICENSING AGREEMENT

This License Agreement ("**Agreement**"), is effective as of 15th of December, 2005 (the "**Effective Date**"), and is entered into by and between **Pixiem, Inc.**, a Delaware corporation with a principal place of business at 115 River Road, Suite 828, Edgewater, New Jersey 07020 (hereinafter referred to as "**Pixiem**") and **YAMAHA MOTOR CORPORATION, U.S.A.**, a California corporation, located at 6555 Katella Avenue, Cypress, California 90630 (hereinafter referred to as "**YMUS**"), and **YAMAHA MOTOR COMPANY, LTD.**, a Japan corporation, located at 2500 Shingai, Iwata, Shizuoka 438-8501, Japan (hereinafter referred to as "**YMC**") (collectively, YMUS and YMC may be referred to as "**YAMAHA**" and/or "**Licensor**"). YAMAHA and Pixiem are each a "**Party**" and collectively the "**Parties.**"

WITNESSETH:

WHEREAS, Pixiem is engaged in the business of designing and developing game software for mobile telephones and marketing, distributing and selling such mobile games to end users;

WHEREAS, YAMAHA is the sole and exclusive owner or has the necessary rights to license, the YAMAHA Marks (defined below) and the Data Files (defined below);

WHEREAS, Pixiem desires to obtain from YAMAHA and YAMAHA desires to grant to Pixiem, an exclusive right and license to use, reproduce and exploit the YAMAHA Marks and Data Files to design and develop the Wireless Games (defined below) and to market and distribute the Wireless Games to wireless carriers and through the WAP Portal (defined below) for commercial exploitation upon the terms and conditions set forth herein, including without limitation, Pixiem's payment of certain royalties to YAMAHA in consideration for Pixiem's use and exploitation of the YAMAHA Marks and Data Files;

WHEREAS, Pixiem is willing to publish, publicize, advertise and market the Wireless Games in the Territory (defined below).

NOW, THEREFORE, subject to the terms, conditions and procedures below, and in consideration of the premises and of the mutual covenants contained herein, the Parties hereby agree as follows:

1. **Definitions.** As used in this Agreement, the Parties hereto agree the words set forth below shall have the meanings thereby specified:

    a. "**Confidential Material**" means any information which is confidential in nature, that is designated or identified as confidential by a Party or by any of its affiliates, or that has not been voluntarily disclosed or made available to the general public, and that is furnished by or on behalf of such Party or any of its affiliates (collectively, the "**Disclosing Party**") to the other Party or to any of its affiliates (collectively, the "**Receiving Party**"), whether such information is or has been conveyed verbally or in written or other tangible form, and whether such information is acquired directly or indirectly such as in the course of discussions or other investigations by the Receiving Party, including, but not limited to, trade secrets and technical, financial or business information, data, ideas, concepts or know-how that is considered and treated as being confidential by the Disclosing Party. Confidential Material shall not include information that: (a) was known by the Receiving Party without obligation of confidentiality prior to disclosure thereof by the other party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed, and provided that the disclosing party is given the opportunity to review and redact the Agreement prior to disclosure); or (e) is independently developed by the

Receiving Party without reference to any Confidential Information of the other party. Confidential Information disclosed in tangible or electronic form shall be identified by Disclosing Party as confidential with conspicuous markings, or otherwise identified with a legend as being confidential, provided that the absence of such a mark or legend shall not preclude disclosed information which would be considered confidential by a receiving party exercising reasonable business judgment from being treated as confidential information by Receiving Party;

b. **"YAMAHA Marks"** shall mean the YAMAHA logos, slogans, trade and business names, trademarks, service marks, trade dress, color schemes, shapes, pictures, drawings, and likeness, whether registered or not, including Yamaha Blue and Graphics, exhaust sounds of YAMAHA's motor-vehicles, and other indicia of origin associated with YAMAHA's products and services mutually agreed upon by the Parties to be utilized in connection with the purposes described herein, including, without limitation, those referenced in **Exhibit D** attached hereto and incorporated herein by reference;

c. **"Territory"** shall mean anywhere in the world except Japan;

d. **"Expenses"** shall mean (i) contractual or customary trade discounts, adjustments, refunds and/or rebates, (ii) other commissions or fees paid to unrelated third parties connected or related to the exploitation of the Wireless Games *e.g.*, wireless carriers, operators, platform vendors, and/or (iii) taxes (excluding income taxes) or other fees paid to government entities) *e.g.* VAT and sales taxes which Pixiem shall use its commercially reasonable efforts to disclose in advance to YAMAHA;

e. **"Gross Revenue"** shall mean all revenue received by Pixiem from wireless carriers in connection with the distribution and sale of the Wireless Games to end-users in the Territory;

f. **"Gross WAP Revenue"** shall mean all revenue received by Pixiem from the WAP Portal in connection with the distribution and sale of the Wireless Games, wallpapers and ringtones to end-users in the Territory.

g. **"Intellectual Property Rights"** shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and thereupon perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications), patent rights, including registration and application, trade names, mask work rights, trade secrets, moral rights, author's rights, algorithms, rights in packaging, goodwill and other intellectual property rights, and all divisions, continuations, reissues, renewals and extensions thereof, regardless of whether any such rights arise under the laws of the United States of America or any other state, country or jurisdiction, and all derivative works of any copyrighted work;

h. **"Launch Date"** shall mean the date of the first commercial sale of a Wireless Game;

i. **"Mark"** means trade names, trademarks, service marks, logos, marks or other business identifiers and elements thereof of a Party, and includes the YAMAHA Marks;

j. **"Net Revenue"** shall mean Gross Revenue less Expenses;

k. **"Net WAP Revenue"** shall mean Gross WAP Revenue less the sum of Expenses and an amount equal to the sum of all premium SMS fees, credit card fees, PayPal fees and other charges and fees customarily charged by third parties in connection with the sale of mobile content through a mobile storefront.

l. **"Pixiem Technology"** shall mean any materials, code, methodology, process, technique, modifications, improvements, derivative works, error corrections, or other Intellectual Property Rights developed, licensed or otherwise acquired by Pixiem independent of this Agreement, developed independently by Pixiem in connection with this Agreement, and which are not based upon and do not incorporate any YAMAHA Marks, Data Files or other pre-existing intellectual property rights of YAMAHA.

m. **"WAP Portal"** shall mean the YAMAHA mobile storefront to be developed by Pixiem in accordance with the terms of this Agreement through which the Wireless Games, ringtones and wallpapers will be marketed, distributed and sold directly to end-users.

n. **"Wireless Games"** shall mean the multi-player or single-player mobile wireless games described on **Exhibit E** as attached hereto. **Exhibit E** shall be periodically updated with the addition or subtraction of other Wireless Games as mutually agreed to by the Parties in writing.

o. **"Data Files"** shall mean YAMAHA photographs, illustrations, video files, audio files, and any other materials, files, data or information, whether registered or not, associated with YAMAHA's products and services mutually agreed upon by the Parties to be utilized in connection with the purposes described herein.

2. License Grants and Use of Marks.

a. **License**. Subject to the terms, conditions and procedures of this Agreement, YAMAHA hereby grants to Pixiem within the Territory during the Term a non-transferable, non-sublicensable exclusive right and license to use, reproduce and exploit the YAMAHA Marks and Data Files to:

(i) design and develop the Wireless Games and the WAP Portal (including the wallpapers to be marketed and distributed therefrom);

(ii) market, distribute and license the Wireless Games to wireless carriers for commercial exploitation; and

(iii) market, distribute and sell the Wireless Games and wallpapers through the WAP Portal directly to end-users.

b. **Use of Marks**.

(i) Pixiem may only use YAMAHA's Marks in accordance with the terms and conditions hereof. Uses that are not approved in writing shall be deemed disapproved. Any permitted use by Pixiem of YAMAHA's Marks shall be in strict compliance with each of the following terms and conditions: (a) Pixiem shall strictly comply with all standards with respect to the use of YAMAHA's Marks as provided in YAMAHA's Visual Identity Manual attached hereto as **Exhibit C**; (b) Pixiem shall not create a combination mark consisting of one or more Marks of each Party, (c) Pixiem acknowledges and agrees that YAMAHA is the owner of YAMAHA's Marks, (d) Pixiem shall not use, register, or attempt to register, in any country, any name or trademark identical or confusingly similar to YAMAHA's Marks.

(ii) Neither YAMAHA nor Pixiem shall use the other Party's Marks without their written permission. Except and only to the extent specifically set forth in this

Agreement, Pixiem shall not acquire any right under this Agreement to use the YAMAHA Marks, Data Files, or the names of any other YAMAHA affiliates (either alone or in conjunction with or as a part of any other word or name) or any fanciful characters or designs of any YAMAHA affiliate (a) in any advertising, marketing campaign, publicity, or promotion; (b) to express or to imply any endorsement of Pixiem's products or services; or (c) in any other way.

c. **Licensor Approval.**

(i) General. Licensor shall have the right to approve or disapprove in the good faith exercise of its discretion the following material, in accordance with the procedures set forth in Section 2(c)(ii) hereinbelow:

(a) Wireless Games containing YAMAHA's Marks, including, but not limited to, the initial concepts, design documents, scripts, copies, alpha versions, beta versions, prototypes, computer generated versions and manufacturing samples;

(b) Any other audio and/or video visual materials (including, without limitation, artwork, photographs, images and designs) incorporating any part of YAMAHA's Marks in the Wireless Games , including, without limitation, initial concepts, preliminary designs and final artwork intended for any uses hereunder (the "Designs"); and

(c) Any and all cartons, containers, packaging, instructions, tags, labeling and wrapping material for the Wireless Games containing YAMAHA's Marks or Data Files, and any and all consumer marketing, publicity, promotional and similar materials for the Wireless Games that contains YAMAHA's Marks or Data Files (including, by way of illustration but not limitation, catalogs, trade advertisements, flyers, sales sheets, labels, package inserts and display materials) which are used in connection with YAMAHA's Marks or Data Files, and which make use of any of the YAMAHA Marks or Data Files, as well as any trade or other consumer marketing or similar announcements intended to advise potential customers of the rights acquired by Pixiem under this Agreement, whether or not such materials make use of the Wireless Games .

(d) All materials submitted in a language other than English shall be accompanied by a complete and accurate English translation.

(e) Pixiem shall ensure that all Wireless Games, in their finished goods form, shall in all respects reflect and be accurate representations of the prototypes for YAMAHA's products contained in the Wireless Games approved by Licensor, and Pixiem's failure to do so shall be deemed a material breach of this Agreement, provided that Pixiem shall be entitled to cure such breach as provided in Section 7 below.

(ii) Approval Procedure.

(a) General.

(1) All materials submitted to Licensor pursuant to this Section shall be submitted, at Pixiem's sole expense, to Eunnie Hurr and Richard Tilley, Licensing Manager, Yamaha Motor Corporation, U.S.A., at 6555 Katella Avenue, Cypress, California 90630.

(2) PIXIEM shall submit to YMUS, at Pixiem's sole expense, along with Licensor's Licensed Product Submission Form attached hereto as **Exhibit H**, material in each of the following categories: (i) Concept Material; (ii) Artwork; (iii) Prototypes; (iv) Pre-Production Designs; (v) Production Products; and (vi) Advertising Material, prior to the manufacture, printing, production, duplication, distribution, sale or other use by Pixiem thereof and each and every modification thereto.

(3) If Licensor requires alterations prior to an approval, then such alterations shall be made at Pixiem's sole expense and shall be submitted to Licensor for further written approval in accordance with this Section 2(c).

(4) Pixiem agrees to strictly adhere to all of Licensor's product approval procedures, and to comply with Licensor's style and legal guides provided to Pixiem's representative, and use best efforts to cause all parties with whom Pixiem contracts relative to the Wireless Game to do so, and, where necessary, to incorporate changes in compliance therewith.

(5) Any modification of any Wireless Game containing YAMAHA's Marks, Data Files, concept material, artwork, prototypes, pre-production designs, production products or advertising material, must be re-submitted in advance for Licensor's written approval as if it were a new licensed product, concept material, artwork, prototypes, pre-production designs, production products or advertising material. Pixiem shall not change the Wireless Games containing YAMAHA's Marks, Data Files, concept material, artwork, prototypes, pre-production designs, production products or advertising material, as the case may be, without first submitting to Licensor samples showing such proposed changes and obtaining Licensor's written approval of such samples.

(6) With respect to all written approvals by Licensor required under this Section 2.c. (Licensor Approval), each item submitted by Pixiem shall be deemed disapproved if Pixiem has not received written approval from Licensor of the item in question within seven (7) business days after its submission by Pixiem to Licensor. Nothing herein, however, shall be deemed to obligate Licensor to respond to any such submission prior to the expiration of the seven (7) business day period provided hereunder. In the event the parties identified in Section 2.c.(i)(a)(1) do not respond to Pixiem during the seven (7) business day period, Pixiem may submit the Licensed Product Submission Form to YAMAHA's General Manager for approval. Upon receipt of the Licensed Product Submission Form, YAMAHA's General Manager shall use his/her best efforts to respond in a timely fashion but in no event more than five (5) business days.

(b) Licensor's Approval Limitation. Any product, good or article not approved in writing by Licensor prior to the manufacture thereof shall not be approved, and Pixiem shall have no right to manufacture, market, distribute, sell or exercise any other right licensed to it hereunder with respect to such product, good or article. The Parties acknowledge and agree that in the event any approvals required herein is not delivered in accordance with the timeframe described herein, the design, development, marketing, distribution and sale of the Wireless Games or the WAP Portal may correspondingly be postponed or delayed. In no event shall Pixiem be held liable to YAMAHA or any third party for any such postponement or delays caused by such delay in the approval process.

(c) Third Party Sourcing. Pixiem shall not have the right to use any artwork or other creative material incorporating elements of the Wireless Games with YAMAHA's Marks used in connection with the products, goods or articles of third parties (including, without limitation, books, comics and trading cards), without first advising Licensor in writing of the third party which had used such artwork and without first obtaining Licensor's written approval thereof in accordance with this Section 2(c).

d. **Music Related Rights and Restrictions.**

(i) Pixiem acknowledges and agrees that YAMAHA is not granting any rights to the underlying compositions and/or sound recordings related to the Wireless Games. If, however, YAMAHA enters into music performance license arrangements in the future, it shall use its best efforts to ensure that such license will permit Pixiem to use and exploit such music content for purposes described herein. To the extent that YAMAHA has obtained any performance licenses, it shall be responsible for maintaining such rights.

(ii) To the extent that Pixiem has obtained any necessary blanket performance licenses from the applicable performing rights societies, it shall be responsible for maintaining such rights.

3. **Ownership.**

a. **Pixiem's Rights.** Pixiem shall solely and exclusively own all right, title and interest in and to its Marks, End User Data, and any Pixiem Technology. Except as specifically set forth in this Agreement, nothing herein, nor the exercise of any rights granted to YAMAHA hereunder, conveys to YAMAHA any right, title and interest in the underlying source or object code of the Wireless Games or Pixiem Marks.

b. **YAMAHA's Rights.** Except with respect to Section 2, nothing herein, nor the exercise of any rights granted Pixiem hereunder, conveys to Pixiem any right, title and interest in and to any YAMAHA Marks or Data Files. In addition, subject to Pixiem's rights described in sub-section 3(a) above, YAMAHA shall own all right, title and interest in the user interface and "look-and-feel" of the WAP Portal.

c. **Goodwill.** All goodwill or reputation in a Party's Marks automatically vests in such Party when such Marks are used.

d. **No Transfer of Ownership Rights.** Nothing in this Agreement is intended to transfer any ownership rights to Intellectual Property from either Party to the other. If either Party is ever inadvertently or erroneous held or deemed to be the owner of any such Intellectual Property Rights, each Party agrees to assign and hereby irrevocably assigns to the other Party all such interests as of the Effective Date, and agrees to execute all documents to implement and confirm the letter and intent of this Section 3.

4. **Services to be performed by each Party.**

a. **Services to be performed by Pixiem.** Pixiem shall have the following rights and obligations at its sole cost and expense:

(i) Develop the Wireless Games, and provide without charge, updates, new versions, patches and/or releases, as commercially available throughout the

Term;

(ii) Deliver the Wireless Games to end users, carriers and/or operators;

(iii) Pixiem will design a user interface, and will integrate content, data and YAMAHA Marks and Data Files provided by YAMAHA into the Wireless Games. Pixiem shall develop the Wireless Games in accordance with the product design specifications ("**Specifications**"), as agreed to by both Parties. The Parties shall agree to the Specifications as soon as commercially practicable, but in no event later than sixty (60) days from execution of this Agreement. In the event the Parties fail to reach agreement, both Parties shall have the right to terminate this Agreement without any obligation to the other. Except for the content provided by YAMAHA, Pixiem shall provide or obtain any necessary programming and production services and materials (*e.g.*, artwork, music, and sound) to implement the Specifications;

(iv) Port Wireless Games to the local mobile handsets (the "**Required Handsets**") listed on **Exhibit A** attached hereto, and such other mobile handsets as may be mutually agreed upon by the Parties in writing;

(v) Conduct internal testing and obtain certification that the Wireless Games function properly on the Required Handsets in the Territory, *i.e.*, have passed the testing criteria required by Veritas and NSTL, or provide YAMAHA with the necessary materials as specified by NSTL and carrier requirements for game submission.

(vi) Use its commercially reasonable efforts to work with YAMAHA to maintain carrier and operator relationships;

(vii) Manage hosting and delivery of the Wireless Games to the Required Handsets from its demarcation point to carrier networks;

(viii) Integrate community features, as mutually agreed to by the parties in writing, into each Wireless Game (e.g., high scores, message boards);

(ix) Pixiem may use third parties to provide any or all components of its hosting and storage services, subject to obtaining written agreement to abide by the terms of this Agreement;

(x) Pixiem will, at its sole expense, use commercially reasonable efforts to promote the Wireless Games through all of its or its affiliates' distribution channels including via mobile operators, MVNOs, OEMs, ISPs, portals, and other programming partners;

(xi) Publish, market, advertise, publicize and promote the Wireless Games within the Territory;

(xii) Provide YAMAHA with a summary of the terms of its agreements with each wireless carrier with whom Pixiem intends to publish a Wireless Game at least ninety (90) days in advance. If YAMAHA is able to publish a Wireless Game with that wireless carrier on more favorable terms to YAMAHA, YAMAHA may require Pixiem to distribute the Wireless Games through such wireless carrier; and

(xii) Subject to the conditions, terms and procedures of this Agreement, Pixiem will use commercially reasonable efforts to perform ancillary services that are necessary, proper and/or advisable in connection with this Agreement, including but not limited to attending meetings and providing necessary updates to the underlying technology of the Wireless Games.

(xiii) Pixiem will, at its sole expense build the WAP Portal, including technology and payment collection, as more particularly described in **Exhibit J** attached hereto and incorporated herein by reference.

(xiv) Pixiem will, at its sole expense, create and develop ringtones and wallpapers incorporating YAMAHA Marks or Data Files and make such ringtones and wallpapers available for download from the WAP Portal.

(xv) Pixiem will manage the WAP Portal, including payment collection for Yamaha ringtones and wall paper on Yamaha mobile website.

b. **Services to be performed by YAMAHA.** YAMAHA shall have the following rights and obligations at its sole cost and expense:

(i) Use its commercially reasonable efforts to market and promote the Wireless Games and the WAP Portal within the Territory during the Term, including:

(A) Support Wireless Game promotion, including giveaways or contests as agreed upon by the Parties in writing. YAMAHA shall actively promote the Wireless Games and the WAP Portal on Yamaha-Motor.com site

(B) Yamaha and Pixiem will work together to develop marketing strategies within 120 days prior to launch of a Wireless Game which may include promoting the Wireless Games at racing or tradeshow events

(ii) Respond to all approval requests of Pixiem in a timely and commercially reasonable manner but in no event more than seven (7) business days from the subject request.

c. **Restrictions on Pixiem.**

(i) Except specifically provided for herein, Pixiem agrees not to knowingly permit any Wireless Games to be downloaded to any Required Handset outside of the Territory.

(ii) Pixiem agrees not to knowingly permit the download of the Wireless Games to any handset or device, other than the Required Handsets and any future handsets mutually agreed upon by the Parties.

5. **Division of Revenue.**

a. **Payments.** The Parties acknowledge that with the exception of Gross WAP Revenue which shall be collected by Pixiem, carriers (*e.g.*, Verizon, Sprint, etc.) shall be responsible for collecting payments from their end users for access to the Wireless Games. The carriers shall be instructed to remit the retail price proceeds minus any cost charged by the carriers, adjustments, refunds and/or applicable taxes.

b. **Taxes**. Neither party hereunder is liable for any income tax obligations to which the other party is subject. If, pursuant to applicable tax law, a withholding tax is or reasonably could be imposed (as reasonably determined in good faith by Pixiem) on Pixiem's payments to YAMAHA, Pixiem may deduct from such payments the appropriate (as reasonably determined in good faith by Pixiem) amount of withholding taxes so imposed. In addition, Pixiem and YAMAHA agree that:

(i) All sums payable by Pixiem hereunder shall be due and payable in United States dollars and paid by wire transfer to YAMAHA Motor Company Ltd. Japan's bank account as set forth in **Exhibit I** attached hereto. Except as provided below, Pixiem shall not deduct or withhold any tax from the amounts due to YAMAHA under this Agreement and all payments shall be net of any customs, bank or transfer or similar fees or charges. If pursuant to the applicable tax law, a withholding tax is imposed on Pixiem's payments to YAMAHA, Pixiem may deduct from such payments the appropriate amount of withholding taxes so imposed, on the express condition that:

(A) contemporaneously with each payment under this Agreement, Pixiem furnishes YAMAHA all withholding tax receipts or other government certifications evidencing all taxes withheld from such payment;

(B) Pixiem cooperates with YAMAHA and furnishes YAMAHA with any other information or documentation reasonably requested by YAMAHA from time to time so as to enable YAMAHA to adequately support any foreign tax credit claimed by YAMAHA that is attributable to the taxes withheld by Pixiem;

(C) to the extent the relevant income tax treaties provide for an exemption from or a reduced rate of withholding for taxes with respect to payment, consideration or remuneration under this Agreement, Pixiem shall apply such exemption or reduced rate of withholding in deducting from any amount paid pursuant to this Agreement and shall assist in filing any documentation necessary for Pixiem to apply such exemption or reduced rate of withholding; and

(D) Pixiem's obligations under the provisions of this subsection survive termination, cancellation or expiration of this Agreement.

c. **Royalty.** In consideration for the licenses granted in this Agreement, Pixiem agrees to pay YAMAHA the royalty amounts ("**Royalty**") set out in **Exhibit B** attached hereto during the Term.

d. **Payment and Reports.** Pixiem shall pay the Royalty amounts, and provide a royalty report substantially in form for as the Royalty Report Form attached hereto as **Exhibit G**, within thirty (30) days after the end of each calendar quarter (e.g., January 31, April 30, July 30 and October 30) during which such Net Revenue and Net WAP Revenue, as the case may be, were collected. The royalty report shall detail for each calendar month in the subject calendar quarter Gross Revenue and Gross WAP Revenue received and the deductions thereto, the Royalties, and an itemized listing of purchases per title for each Wireless Game, ringtone and wallpaper. Pixiem shall deliver the royalty report whether or not any Royalty is actually due for the affected calendar quarter.

e. **Audits.** During the term of this Agreement, and for a period of two (2) years thereafter, the Parties may, at its expense, inspect the books and records of each other directly related to its receipt of Gross Revenue by an accountant mutually acceptable to the Parties, not more than once per calendar year, upon reasonable prior written notice, during normal business hours. The royalty reports are considered final, and not auditable,

after twelve (12) months from the date of delivery to the respective Party. Should an audit reveal an underpayment to either Party of ten percent (10%) or more, the offending Party shall reimburse the other for the reasonable audit costs associated with this Agreement plus any underpayment.

6. **Support Service for Wireless Games Distributed by Carriers.** Pixiem is responsible for providing Tier 2 and Tier 3 support to YAMAHA and the carriers distributing the Wireless Games prior to the launch date for each Wireless Game. In the event YAMAHA is unable to secure, at rates and under terms and conditions reasonably acceptable to YAMAHA for Tier 1 support from the carriers, then Pixiem shall also provide such support. If YAMAHA causes a carrier to provide Tier 1 support then Pixiem shall also be promptly available to answer questions related to the Tier 1 support provided to the end-users for such carriers (or YAMAHA). Subject to each carrier's ability to coordinate customer support functions with Pixiem, Pixiem agrees to respond Tier 2 problems within two (2) business hours of a request to do so, and to Tier 3 problems within five (5) business hours of such a request, and to work expeditiously, ahead of other commitments, to resolve issues related thereto. In the event Pixiem is responsible for Tier 1 support, it shall respond to Tier 1 questions within fifteen (15) minutes of a request to do so; provided however if Pixiem is responding directly to a consumer, the response time shall be within three (3) rings and in any event less than sixty (60) seconds on hold time. For purposes of this Agreement, "**Tier 1 Customer Support**" shall include questions and issues dealing with basic use and features of the Wireless Games (*e.g.*, "How customers use the games"); "**Tier 2 Customer Support**" shall include issues dealing specifically with handset functions and platforms developed by Pixiem and "**Tier 3 Customer Support**" shall include issues specific to Pixiem functionality and platforms developed by Pixiem.

7. **Term and Termination.**

a. **Term.** The term of this Agreement (the "**Term**") shall begin on the Effective Date and expire three (3) years after the Launch Date, unless terminated earlier pursuant to this Agreement.

b. **Termination for Failure to Meet Specifications.** If any of the handsets on the Required Handsets fail to pass the mutually agreed internal testing or certifications, Pixiem shall correct the problem as soon as reasonably practicable and resubmit for internal testing or certification, but no later than thirty (30) business days after notification of the problem. If Pixiem fails to meet the conditions of this subsection 7(b), YAMAHA shall have the sole right to terminate this Agreement upon thirty (30) days' prior written notice.

c. **Termination for Material Breach.** Either party may terminate this Agreement for a material breach by the other party that is not cured to the reasonable satisfaction of the non-breaching party within such 30-day period; provided however, that with respect to Wireless Games already delivered and paid for, Pixiem's sole remedy shall be an action at law for damages (and not a right to terminate the Agreement).

d. **Termination for Convenience.** This Agreement may be terminated by both parties, on ninety (90) days' written notice to parties, at any time for any reason whatsoever. If terminated by Yamaha, Pixiem shall cease to sell, distribute, market, promote or otherwise exploit the applicable Wireless Game prior to the end of such one year sell-off period and this Agreement shall terminate forthwith.

e. **No Prejudice.** Save as otherwise provided above, the Parties' right to terminate this Agreement is without prejudice to, and shall not affect any other remedies available to Parties.

f. **Option to Renew**. Notwithstanding anything to the contrary herein, in the event the Royalties paid by Pixiem pursuant to this Agreement exceeds $200,000 during the initial three (3) year Term, Pixiem shall have the option to renew this Agreement for an additional three (3) year term upon commercially reasonable terms and conditions mutually agreed by the parties including new minimum royalty guarantee thresholds.

8. **Post-Expiration WAP Portal Distribution.** Not less than ninety (90) days prior to the expiration of the then-current Term, the Parties shall commence discussions regarding a separate agreement pursuant to which YAMAHA will be permitted to continue marketing, promoting, distributing and selling the Wireless Games through the WAP Portal to end-users in the Territory. The Parties hereby agree that if such an agreement will be entered into, at a minimum, the terms of such separate agreement shall include the following: (a) the term shall be two (2) years; (b) YAMAHA's payment to Pixiem of royalty equal to 40% of Net WAP Revenue; (c) distribution and sale shall be limited to the Territory; and (d) Pixiem shall provide YAMAHA with technical and maintenance support. In the event the Parties are unable to agree and execute such separate agreement not less than thirty (30) days prior to the expiration of the then-current Term, distribution and sale of the Wireless Games through the WAP Portal shall cease upon the expiration of this Agreement. Furthermore, in the event this Agreement is terminated early pursuant to Section 7 above for any reason, the distribution and sale of the Wireless Games through the WAP Portal shall cease immediately upon the effective date of such early termination.

9. **Confidentiality Agreement.**

a. **Confidential Material**. After Confidential Material is disclosed, the Receiving Party shall not use Disclosing Party's Confidential Material for any purpose other than to exercise or perform its rights or obligations under this Agreement. Receiving Party shall not, without the prior written consent of Disclosing Party, copy or otherwise reproduce Disclosing Party's Confidential Material, or disclose, disseminate or otherwise communicate, in whole or in part, Disclosing Party's Confidential Material to any third party except to affiliates, officers, directors, employees or advisors (including, but not limited to tax and legal representatives) of Receiving Party who need to know the Confidential Material and who will have undertaken to treat the Confidential Material in accordance with the provisions of this Section. Receiving Party further agrees that it shall safeguard Disclosing Party's Confidential Material from disclosure and, use commercially reasonable efforts to ensure non-disclosure, which efforts shall be commensurate with those Receiving Party uses to protect the confidentiality of its own Confidential Material. In the event that Receiving Party becomes compelled by law or order of court or administrative body to disclose any Disclosing Party's Confidential Material, Receiving Party shall be entitled to disclose such Confidential Material provided that: (i) Receiving Party provides Disclosing Party with prompt prior written notice of such requirements to allow Disclosing Party to take any necessary action to safeguard the Confidential Material; and (ii) if required to do so, Receiving Party shall furnish only that portion of Disclosing Party's Confidential Material which is legally required to be disclosed and shall exercise its commercially reasonable efforts to obtain assurances that Confidential Material will be treated in confidence.

b. **Remedies**. Receiving Party acknowledges and agrees that Disclosing Party may be irreparably injured by a breach of this Agreement and that Disclosing Party may be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which Disclosing Party may be entitled at law or in equity in the event of any breach of the provisions hereof. Such remedies shall not be deemed to be the exclusive

remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

c. **Return of Confidential Material**. Upon the Disclosing Party's request and, in any event, when this Agreement has expired or terminated, the Receiving Party will promptly return to the Disclosing Party or destroy, except for one copy of Disclosing Party's Confidential Material, which may be retained for evidence purposes only: (i) all Confidential Material that has been supplied by the Disclosing Party and is in the Receiving Party's possession or control, except for any YAMAHA's Confidential Material that is part of the Wireless Games; and (ii) all analyses, studies, or other materials, or part thereof, that were created by the Receiving Party and that are based on or contain Confidential Material of the Disclosing Party.

d. **Ownership**. Nothing in this Section 9 is to be construed as granting Receiving Party any title, ownership, license or other right or interest in any of Disclosing Party's Confidential Material, or to any Intellectual Property Right of Disclosing Party therein.

e. **Independent Information.** The Disclosing Party acknowledges that the Receiving Party may develop information internally or receive information from other parties that is similar to the Confidential Material. Accordingly, nothing in this Agreement should be construed as a representation or agreement that the Receiving Party has not or will not develop or have developed products, concepts, systems or techniques contemplated by or embodied in the Confidential Material, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development. No discussions and/or communications between the Parties hereunder or otherwise will: (i) serve to impair the right of either Party to develop, make, use, procure, and/or market products or services now or in the future; (ii) result in any obligation on the part of either Party to enter into any further agreement of any kind, or (iii) constitute an option, grant or license to the Receiving party under any patent or other rights now or hereinafter held by the Disclosing Party.

f. **Survival.** The restriction or use of Confidential Material shall expire five (5) years after termination of this Agreement.

10. Warranties, Indemnification and No Consequential Damages.

a. **Pixiem.** Pixiem represents and warrants that: (i) the Pixiem Technology does not and will not infringe upon the rights of any person or entity, including without limitation any third party Intellectual Property Rights, (ii) the Pixiem Technology is free of viruses, trap doors, executable files virus, Trojan horse, worm or any other software routines or hardware components designed to disable, erase, or otherwise harm software, hardware, data, text or any other information stored in electronic form; (iii) the Wireless Games and Pixiem Technology are either original to Pixiem, or Pixiem has acquired all necessary consents and licenses from any third parties to grant and exercise the rights in this (including, without limitation any required of engineers, artist(s), actors, performers or copyright proprietors of materials contained in the Wireless Game and Pixiem Technology); and (iv) it shall be solely responsible for payment of all fees, royalties, performance licenses, or other payments which may be required to be paid to any third party as a result of its use of the Pixiem Technology in connection with this Agreement.

b. **YAMAHA.** YAMAHA warrants and represents to Pixiem that the YAMAHA Marks and the Data Files do not and will not infringe upon the rights of any person or entity, including, without limitation, any third party Intellectual Property Rights. YAMAHA further represents and warrants that it owns rights, title and interest in the YAMAHA

Marks and the Data Files licensed herein and/or that it has the authority to make the transfers and grant the licenses granted hereunder.

c. **Mutual.** The Parties hereby warrant and represent that they have full legal rights and authority to enter into this Agreement and to perform their obligations hereunder.

d. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, WITH RESPECT TO ANY THE PIXIEM TECHNOLOGY, DATA FILES OR THE YAMAHA MARKS, AS THE CASE MAY BE, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY SPECIFICALLY EXCLUDED.

e. **Indemnification.** Each Party agrees to and shall indemnify, defend and hold harmless the other Party and its affiliates and its and their directors, shareholders, officers, agents, employees, successors and assigns from and against any and all third party claims, demands, suits, judgments, damages, costs, losses and expenses (including reasonable attorneys' fees and expenses) (collectively, "**Losses**") arising out of or resulting from (a) the other Party's breach or alleged breach of any representations, warranties or obligations in this Agreement or (b) any third party claim that the Pixiem Technology, Data Files or the YAMAHA Marks, as the case may be, infringes upon the Intellectual Property Rights of any third party.

f. **Procedure.** The party requesting indemnification (the "**Indemnitee**") shall notify the other party (the "**Indemnitor**") in writing as soon as practicable of a claim for indemnification. The Indemnitor shall afford the Indemnitee the opportunity to participate, at the Indemnitee's expense, in the defense of any such claim; provided however that the Indemnitor shall have the right to control all aspects of the handling of such claim, including but not limited to selection of counsel, compromise, settlement or other resolution of such claim. Without limiting the generality of the foregoing, if the Indemnitor fails or refuses to assume the defense of any claim to which its indemnity applies (whether or not suit has formally been brought), it shall be responsible for payment of any settlement of such claim reached by the Indemnitee, as well as the costs and expenses (including reasonable attorneys' fees) as incurred by the Indemnitee in defending such claim (or reaching a settlement). Notwithstanding the foregoing, a party may not settle or compromise any claim without the prior express written consent of the other party (not to be unreasonably withheld).

g. **No Consequential Damages.** Except with respect to indemnification claims, neither party shall be liable to the other or any third party for any liquidated, indirect, consequential, exemplary or incidental damages (including damages for loss of business profits, business interruption, loss of business information, and the like) arising out of this Agreement, even if it has been advised of the possibility of such damages.

h. **Liability Cap.** EXCEPT FOR A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10, IN NO EVENT SHALL A PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNTS DUE AND PAYABLE BY PIXIEM TO YAMAHA DURING THE 18-MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE CLAIM.

11. **Insurance Obligations.** Prior to the first offer for sale of any Wireless Game and during the Term of this Agreement and for the life of the last Wireless Game sold, which shall not be less than three (3) years after this Agreement's expiration or termination, Pixiem shall obtain, at its own expense, general

liability insurance, including product liability, complete operations liability, contractual liability, recall liability and advertising injury insurance applicable to any liabilities arising out of or relating to the Wireless Game, related trade dress, containers, and advertising and promotional materials from a recognized insurance company that is licensed to do business in any state within the United States, providing adequate protection for Licensor (as well as for Pixiem) in the amount of three million dollars ($3,000,000) per occurrence and five million dollars ($5,000,000) in the aggregate. Such insurance shall be on an occurrence basis. Such policy shall provide protection against any and all claims, suits, losses, causes of action or damages arising directly or indirectly from or out of the design, testing, manufacture, sale, distribution, advertisement, labeling, safety, use, misuse, or out of any alleged defects in or failure to perform by the Wireless Game or any material used in connection therewith or any use thereof, with such policy naming YAMAHA, YMC and YMUS and its employees as an "Additional Insureds." Such insurance policy shall provide that it cannot be canceled without ninety (90) days prior written notice to Licensor. As proof of such insurance, a fully paid certificate of insurance naming Licensor and its employees as an "Additional Insured" shall be submitted to Licensor by Pixiem for Licensor's prior approval before any Wireless Game is distributed or sold hereunder, and no later than thirty (30) days after the commencement of the Term of this Agreement. Any proposed change in the aforementioned certificates of insurance shall be submitted to Licensor for its prior approval. Licensor shall be entitled to a copy of the insurance policy or policies that are the subject of this Section 11, which shall be furnished to Licensor by Pixiem. Pixiem shall immediately notify Licensor of any changes or alternations to the amounts of insurance obtained and/or a cancellation or termination of insurance. Any adverse change in insurance and/or failure of Pixiem to notify Licensor of any change in insurance coverage shall be adequate grounds for termination of this Agreement in accordance with the termination procedures set forth in Section 7 above.

12. **End User Data and Reports**.

a. **End User Data**. Subject to the terms, conditions and procedures of this Agreement, Pixiem and YAMAHA may collect, and may agree to share with each other, non-personally identifiable data about customers and their use of the Wireless Games, including research reports (collectively, **"End User Data"**).

b. **Privacy and Compliance with Laws**. Each of Party shall ensure that the collection and use by such Party of any End User Data complies in all respects with all applicable privacy laws, regulations and policies. In addition, each Party agrees to perform any and all acts necessary to ensure that the collection, use, or disclosure of End User Data is in full compliance with all applicable laws relating to the collection of such information, including without limitation all applicable privacy legislation.

c. **Security**. Each Party shall employ administrative, physical, and technical safeguards that are designed to prevent the unauthorized collection, access, use, and disclosure of End User Data (**"Security Safeguards"**). With respect to End User Data, each Party shall (i) provide at least the Security Safeguards it provides for its Confidential Material, but in no event less than the industry practice for information security, as such standards may change from time to time (the **"Security Standard"**); (ii) encrypt, for transport and storage, all End User Data in a manner that a Party reasonably believes meets or exceeds the Security Standard; (iii) inform its employees, agents, and contractors who have a need to access and use End User Data for legitimate business purposes (each an **"Authorized Representatives"**) on privacy, security, and confidentiality obligations hereunder; (iv) ensure that only Authorized Representatives may access End User Data, on a need-to-know basis. Each Party is responsible for the acts and omissions of its Authorized Representatives.

13. **Choice of Law and Venue.** This Agreement has been entered into and delivered in the State of California and the validity, interpretation and legal effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts entered into and performed entirely within the State of California. Only the California courts (state and federal) will have jurisdiction over any controversies regarding this Agreement, and the transactions contemplated by this Agreement; any action or other proceeding which involves such a controversy will be brought in those courts, in Los Angeles County, and not elsewhere. Each Party hereby irrevocably submits to the jurisdiction of the California courts (state and federal) in any such action or proceeding and irrevocably waives any right to contest the jurisdiction (in rem or in personam) or power or decision of that court within or without the United States other than appropriate appellate courts having jurisdiction over appeals from such court(s). Each party also irrevocably waives any defense of inconvenient forum to the maintenance of any such action or proceeding. Any process in any action or proceeding may, among other methods, be served upon a party hereto by delivering or mailing it the addresses first set above. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of California.

14. **Force Majeure**. No Party to this Agreement shall be liable to the other Party for any failure or delay in fulfilling an obligation hereunder, if said failure or delay is attributable to circumstances beyond its reasonable control, including, but not limited to, any fire, power failure, labor dispute or government measure ("**Force Majeure**"); provided that, the Party relying upon this Section 14: (a) shall have given the other Party written notice thereof promptly and, in any event, within five (5) days of discovery thereof; and (b) shall take all steps reasonably necessary to mitigate the effects of the Force Majeure Event upon which such notice is based. The Parties agree that the deadline for fulfilling the obligation in question shall be extended for a period of time equal to that of the continuance of the Force Majeure. Both Parties shall use all commercially reasonable efforts to minimize the effect of the Force Majeure on its performance under this Agreement. Notwithstanding the continuance of an event of Force Majeure, both Parties may not delay performance of its obligations under any circumstances by more than thirty (30) business days, otherwise either Party may terminate this Agreement. Each of the Parties acknowledges and agrees that this Section shall not limit the rights reserved to it under equity or law.

15. **Severability.** Each and every clause of this Agreement is severable from the whole and shall survive unless the entire Agreement is declared unenforceable.

16. **Delivery of Notices and Payments.** Unless otherwise directed in writing by the Parties, all notices given hereunder shall be sent via Federal Express or another equivalent express delivery service to the addresses set forth on the first page of this Agreement. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the business day after the date sent via Federal Express or other equivalent express delivery service. All payments pursuant to this Agreement shall be made in U.S. Dollars. Notwithstanding the foregoing, termination pursuant to Section 7 and/or amendments and/or waivers pursuant to Section 21 may be conducted via facsimile.

17. **Entire Agreement.** This Agreement represents the entire agreement, and supersedes all prior understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof.

18. **Assignability.** Neither Party may assign this Agreement without the other party's prior written permission. All other assignments, unless approved in writing, shall be deemed void. This Agreement shall be binding upon the successors and permitted assigns of each party.

19. **Not a Partnership.** This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the Parties hereto, or an employee-employer relationship. No Party shall have any right to obligate or bind any other Party in any manner whatsoever, and

nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

20. **Counterparts.** This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the Party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile, and it is the intent of the Parties for the facsimile of any autograph printed by a receiving facsimile machine to be an original signature and for the facsimile and any complete photocopy of this Agreement to be deemed an original counterpart.

21. **Amendment and Waiver.** No amendment or waiver to this Agreement shall be binding unless approved in writing by both Parties. A waiver shall in no event be deemed a continuing waiver unless specifically so designated in writing.

22. **Captions.** Section or paragraph headings used in this Agreement are for reference purposes only, and shall not be used in the interpretation hereof. Words in the singular include the plural and vice-versa and words in one gender include all genders. The terms "including" and "includes" shall be deemed to be followed by the statement "without limitation" and neither of these terms shall be construed to limit any word or statement it follows to the specific or similar terms or matters immediately following it. No provision of this Agreement shall be construed against either Party as the drafter thereof.

23. **Survival of Agreement.** Upon termination or expiration of this Agreement for any reason, the following provisions of this Agreement shall survive: Sections 1, 3, 5, 8, 9, 10 (c-h), 13-23.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

PIXIEM INC.	YAMAHA Motor Corporation USA
By: Hongsuk Lee	By: [signature]
Name: Hongsuk Lee	Name: Mr. Akira Sano
Title: President & CEO	Title: Pres.
Date: February 23, 2006	Date: 3/9/06

Exhibit A

REQUIRED HANDSETS

1. The twenty-five (25) then current and most-distributed Cingular handsets in the U.S.,

2. The twenty (20) then current and most-distributed BREW handsets in the U.S.

3. All twenty (20) then current and most-distributed Sprint handsets in the U.S.

4. The ten (10) then current and most-distributed Nextel handsets in the U.S., and

5. Additional handsets as agreed to by both parties.

Exhibit B

Royalty, Minimum Guaranteed Royalty and Minimum Advertising Expenditure

Royalty Payable to Yamaha	(a) Twenty Percent (20%) of Net Revenue; and (b) Fifty Percent (50%) of Net WAP Revenue.
Minimum Guaranteed Royalty	$130,000 in the aggregate for the Term payable as follows: (a) $30,000 due upon signing (b) $50,000 due on one year anniversary of the Launch Date; and (c) $50,000 due on second year anniversary of the Launch Date. Notwithstanding the foregoing, the Parties acknowledge and agree that in the event the Parties agree to amend this Agreement to include Japan as part of the Territory, the Parties shall in good faith negotiate an amendment to the Minimum Guaranteed Royalty amount described herein.
Minimum Advertising Expenditure	**Pixiem:** - Carriers Marketing: Promotion with Top Tier 1 and Tier 2 carriers upon game launch (to be specified prior to game launch). Marketing program will include placing the game on top deck placement. Pixiem will make every best effort to place Yamaha games on top deck placement within 3 months from the date of launch. Pixiem will also market with 3rd party carrier retail stores; inserting game promo cards, game download instructions, promoting the store front and game posters.

	- Promote and market Yamaha Mobile Games on key gaming sites such as Wireless Game Review, IGN Entertainment, Phone Game Review, and Game Spot to build Yamaha game awareness. Per game basis, Pixiem will allocate $50,000 per title during the initial launch period. - Pixiem will participate at Yamaha's Licensing events to promote the games including providing video clips of the game, game demo facility and premiums. Yamaha will notify Pixiem at least 120 days prior to the event. - Pixiem will promote Yamaha Mobile store front with Pixiem partners. Pixiem will market the Yamaha Mobile content; games, ringtones, and wallpaper to major mobile portal sites. **Yamaha:** - Support marketing and promotion with participating Yamaha licensees at minimum 4 months prior to each game launch. - Provide demo location onsite at selected Yamaha Licensing events or dealer shows, when possible. Exhibition at race events where possible, pending Yamaha Factory Race Team approval. - Provide promotional merchandise which may include Yamaha selected vehicles or accessories, pending Yamaha and Carrier approval. - Provide Yamaha Mobile Logo on Yamaha Web site to promote Yamaha Storefront and WAP portal. Placement of Yamaha Mobile Logo on Yamaha marketing materials and advertisement will be determined by Yamaha Advertising and Marketing Managers.

Exhibit C

Yamaha Visual Identity Manual

Exhibit D

YAMAHA MARKS

Licensed Property	Nature of License
1. Yamaha YFZ450 and the likeness thereof including the color Yamaha Blue with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
2. Yamaha YZ450F and the likeness thereof including the color Yamaha Blue with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
3. Yamaha YZ250 and the likeness thereof including the color Yamaha Blue with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
4. Yamaha Raptor 700 and the likeness thereof including the color Yamaha Blue with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
5. RoadStar Warrior and the likeness thereof with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
6. Star Roadliner and the likeness thereof with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
7. Yamaha R1 and the likeness thereof including the color Yamaha Blue with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
8. Yamaha R6 and the likeness thereof including the color Yamaha Blue with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
9 Yamaha Grizzly 660 and the likeness thereof with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
10. Yamaha Rhino 660 and the likeness thereof with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
11. Yamaha VX110 Deluxe in Yamaha Blue and the likeness thereof with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
12. Yamaha FX Cruiser in Black and the likeness	2-D and/or 3-D wireless content

Field Code Changed

Licensed Property	Nature of License
thereof with or without Yamaha Logo	(subject to Licensor approval)
13. Yamaha AR230 and the likeness thereof with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
14. Yamaha OMT and the likeness thereof including the color Yamaha Blue with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)
15. Yamaha Apex and the likeness thereof including the color Yamaha Blue with or without Yamaha Logo	2-D and/or 3-D wireless content (subject to Licensor approval)

Field Code Changed

Exhibit E

Wireless Game Titles/Introduction Time Line

1. Yamaha Summer Series: July 2006
2. Yamaha Winter Series: November 2006
3. Yamaha Moto X / Supercross: February 2007
4. Yamaha Off Road Series: April 2007

Note: Wireless Game Title Names may change subject to nationwide carriers, Pixiem will notify the changes to the title names immediately. Introduction Date (Time Line) is subject to change due to nationwide carriers.

Field Code Changed

Exhibit F

Addresses for Notice and Payment

If to YAMAHA MOTOR CORPORATION, U.S.A.:

Yamaha Motor Corporation, U.S.A.
Attn: Kim Steadman
6555 Katella Avenue
Cypress, California 90630
Fax: 714-761-7735

With a copy to:

Yamaha Motor Corporation, U.S.A.
Attn: Richard Tilley, Esq.
6555 Katella Avenue
Cypress, California 90630
Fax: 714-761-7836

If to YAMAHA MOTOR COMPANY, LTD.:

Attn: Hisaji Kuroda
Legal & Intellectual Property Division
Yamaha Motor Co., Ltd.
2500 Shingai,
Iwata, Shizuoka, 438-8501
Japan

With a copy to:

Sung Lee
Pixiem, Inc.
115 River Road Suite 828
Edgewater, New Jersey
07020

Field Code Changed

Exhibit G

Royalty Report Form

Send Statements to:	Hisaji Kuroda Yamaha Motor Co., Ltd.	copy to:	Kim Steadman Yamaha Motor
Corporation, U.S.A.	2500 Shingai, Iwata Shizuoka 438-8501		6555 Katella Avenue Cypress, CA 90630

Licensee Name ______________________ For Quarter ____________ to ____________

Licensee Address ______________________ Licensee Contact ______________________

Licensee Telephone ______________________ Licensee Contact Title ______________________

Licensee Fax ______________________

1) Licensed Articles Sold by Licensee or its Affiliates

Customer Name	SKU Number	SKU Description	Wholesale Price	Units Sold	Gross Sales	Less Returns	Net Sales of the Articles Sold	R P	

2) Licensed Articles Sold by Licensee or its Affiliates where the invoiced shipments were F.O.B. and/or Letter of Credit Based sales, if applicable (please see License Agreement for terms of reporting royalties).

Total Net Sales of the Articles Sold and corresponding Royalty	
Total F.O.B. Sales of the Articles Sold and corresponding Royalty	
Total Royalty	
Less Guarantee Paid to Date	
Total Payment Due	

I certify that the above is true and accurate: ______________________,
Name: ______________________, Date: ____________

EXHIBIT H

Licensed Product Submission Form

Yamaha Assigned Submission #: ______

Yamaha Receipt Date: _________

1. CONTACT INFORMATION Date: ____________________

Licensee: ______________________________ Contact Person: ________

Street Address: ______________________________

City: ____________________ State: , ZIP: ________ Country: ________________

Telephone: (____) ________________ Fax: (____) ________________ Email: ____________

2. SUBMISSION INFORMATION

Submission Type: ____Product ____Packaging ____Advertising ____Other

Have you previously submitted this item? ____No ____Yes; Product/SKU/Part No. ________________

Detailed Description of Submission: ______________________________

____

Introduction Date: ________ Retail Shipping Date: ________________ Wholesale Cost: ________ Retail Price: ________

Distribution Channel: ____Yamaha Industry ____ Retail Direct ____ Mass Retail ____ Mid-Tier

____Upper Tier ____ Specialty/Boutique ____ Other

3. DEVELOPMENT STAGE

Stage of Development (Check only one):

___ Concept ___Final Artwork ___Pre-production/Prototype ____Production Sample

4. YAMAHA'S REVIEW RESULTS

_____Approved _____Not Approved/Resubmit _____ Approved w/Revisions/Additions

Requested Revisions/Additions: ____

____

____

Yamaha Signature:______________________________ _Title: ____________________ Date:

____

◇

Submit to: Licensing Manager, YAMAHA MOTOR CORP., USA
6555 Katella Ave., Cypress, CA 90630, U.S.A. • e-Mail: licensing@yamaha-motor.com

Exhibit "I"

PAYMENT INSTRUCTIONS

All payments shall be made via wire to the following account:

Name of Bank: Bank of Tokyo-Mitsubishi (Nagoya-branch)

Account number: 1089988

Account name: Yamaha Motor Co., Ltd.;

Address: 15-13, Sakae3-Chome, Naka-ku, Nagoya-shi Aichi-ken 460-0008, Japan

Swift Code: BOTKJPJTNGY

Exhibit "J"

WAP PORTAL SPECIFICATIONS

- The WAP site must be able to catalog, visually exhibit products (Wireless Games, Wall Paper and Ringtones), and provide links to purchase them and provide customer service.
- Payment and delivery – Pixiem may utilize one of three (3) options:
    - Option 1 - Deep Links to carrier deck: Embed a link in the product detail page to the carrier deck where the game can be purchased
    - Option 2 - Direct sale from Pixiem servers: Collecting credit card information, pay pal, etc.
    - Option 3 - Direct billing partner with carrier: E.g. Qpass
- Backend for WAP content management: Everything displayed on every WAP page will have a backend built for maintenance and additions of new games.
- Each WAP page is built and design with handset compatibility, easy of use, and maintenance in mind.
- API / Wireless Interface Development for Premium SMS or WAP Push include payment & delivery.

The Parties agree that in the event Pixiem engages a third party vendor for the development and maintenance of the WAP Portal, such third party shall execute the Approval of Manufacturer Agreement Form attached hereto as **Exhibit K**.

Exhibit "K"

Approval of Manufacturer Agreement Form

Ms. Kim A. Steadman
Corporate Licensing Manager
YAMAHA MOTOR CORP., USA
6555 Katella Ave.
Cypress, CA 90630

Dear Ms. Steadman:

This letter will serve as notice that pursuant to the License Agreement dated __________ __, ____ between Yamaha Motor Corporation, USA, and Yamaha Motor Company Ltd. ("YAMAHA") and ______________ ("Licensee"), Licensee has requested that _________, a _______ **[corporation/limited liability company]** ("Manufacturer") manufacture the following products which will contain certain Yamaha trademarks: [LIST PRODUCTS] ("Products").

[Manufacturer and Licensee have entered into an agreement, dated as of ____ (the "Manufacturer Agreement") relating to the manufacturer of certain licensed product].

Manufacturer agrees that its manufacture of the Products will be to high quality standards and in compliance with quality standards developed by Licensee and approved in writing by YAMAHA.

Manufacturer further agrees that it will sell the Products only to Licensee and will not sell or distribute Products to any other person, corporation or entity without the prior express written consent of YAMAHA and Licensee.

Manufacturer acknowledges that it does not have, nor shall acquire, any rights to any YAMAHA trademark pursuant to Manufacturer's manufacture of Products for Licensee. Manufacturer further acknowledges and agrees that its sale and/or distribution of any item containing a YAMAHA trademark to anyone other than Licensee, without the express prior written approval and license from YAMAHA, shall be an infringement of YAMAHA's trademark rights by it and shall entitle YAMAHA to all legal and equitable relief and damages.

Manufacturer agrees that YAMAHA shall have the right to (1) inspect, at any time during the term of the Manufacturer Agreement, during normal business hours, either directly or through a duly authorized representative, all or any portion of the plants, premises or facilities of Manufacturer or its affiliates where the Products are manufactured or stored and (2) to examine samples of the Products manufactured or stored therein.

Manufacturer understands that its engagement as the manufacturer of Products for Licensee is subject to YAMAHA's written approval. In consideration of Manufacturer's agreement to the terms of this letter, Manufacturer requests that you sign where indicated below thereby showing your acceptance and approval of Manufacturer's right to manufacture Products for Licensee.

Very truly yours,
[COMPANY NAME]

BY:________________________________ TITLE: ______________

AGREED AND ACCEPTED THIS ___ DAY OF __________, ___.

Yamaha Motor Corp., USA, and Yamaha Motor Co., Ltd.
BY: ______________________________ TITLE: _______________